Exhibit 19.1
RUBRIK, INC.
INSIDER TRADING POLICY
(Last amended: March 18, 2025)
The Board of Directors (the “Board”) of Rubrik, Inc., a Delaware corporation (the “Company”), has adopted this Insider Trading Policy (this “Policy”) to take an active role in the prevention of insider trading violations by the Company’s officers, directors, employees, and other related individuals. In addition, it is the Company’s policy to comply with applicable laws and regulations related to insider trading when engaging in transactions in the Company’s securities.
1.Policy Overview
On a regular basis, the Company provides you, its officers, directors, employees and other related individuals, with confidential information regarding many aspects of its business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because you will have knowledge of specific confidential information that is not disclosed outside of the Company and which will constitute material nonpublic information, your trading in the Company’s securities could constitute “insider trading” and violate the law, as could “tipping” (i.e., giving material nonpublic information to others who then trade on the basis of that information). The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as the Company and its individual directors, officers, and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about the Company is subject to your Confidential Information and Invention Assignment Agreement with the Company and is not to be used or disclosed outside of the Company, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. The Company has adopted this Policy to comply with the laws governing (i) trading in its common stock while in possession of material nonpublic information concerning the Company and (ii) tipping or disclosing material nonpublic information to outsiders, as well as to prevent the appearance of improper trading or tipping. The Company reserves the right to prohibit any transaction from being completed to enforce compliance with this Policy.
In addition, it is the policy of the Company that no person subject to this policy who, in the course of such person’s relationship with the Company, learns of any confidential information that is material to another publicly traded company may trade in that other company’s securities until the information becomes public or is no longer material to that other company. Moreover, in the course of your relationship with the Company, you may obtain confidential information that is material to one company that could affect the share price of a different publicly traded company. In such case, you may not trade in the securities of such different publicly traded company until such information becomes public or is no longer material.
2.Components of the Insider Trading Policy
(a)Do not trade on material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Exceptions to the Insider Trading Policy” below, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while you are aware of material nonpublic information about the Company. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information either about that company or that could impact the share price of that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.
(b)Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with the Company’s Whistleblower Policy. Any nonpublic information you acquire in the course of your service with the Company may only be used for legitimate business purposes of the Company. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your employment agreement and/or your Confidential Information and Invention Assignment Agreement with the Company, and to limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of another company, the Company or otherwise, based on material nonpublic information. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform that is related to trading in the Company’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.

(c)Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of the Company, you should refer the inquiry to the Company’s Chief Legal Officer or, if the Chief Legal Officer is unavailable, the Company’s Chief Financial Officer (each, a “Compliance Officer”). If you receive an inquiry from a stock analyst or other person from the analyst research community, you should refer the inquiry to the Company’s Head of Investor Relations. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
(d)Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As the Company requests you do in all aspects of your work, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.
3.Scope of the Insider Trading Policy – Personnel
This Policy applies to all the Company directors, officers, employees and agents (such as consultants and contractors) and its subsidiaries upon the commencement of their relationship with the Company or any of its subsidiaries.
References in this Policy to “you” (as well as general references to the Company directors, officers, employees and agents) should also be understood to include, to the extent applicable, members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or investment fund, if you influence, direct or control transactions by the fund); provided, however, that this Policy does not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.
You are expected to comply with this Policy as long as you hold the Company’s securities or possess any material nonpublic information about the Company or another applicable publicly traded company as more specifically set forth in this policy. This means that, even after you cease to be affiliated with the Company, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

4.Scope of the Insider Trading Policy – Transactions
This Policy applies to all transactions involving the Company’s securities, including gifts involving the Company’s common stock or transfers for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities does not change. This Policy therefore applies to purchases, sales, gifts and other transfers of the Company’s common stock, options, restricted stock units, warrants, debt securities and other securities (including distributions of securities by a venture or other investment fund to its constituent equity holders). Although there are limited exceptions to this Policy (described in “Exceptions to the Insider Trading Policy” below), please note that there are no exceptions to insider trading laws or this Policy based on the size of the transaction (i.e., this policy applies whether a trade involves one or 10,000 shares of the Company’s common stock).
(a)Transactions that are Strictly Prohibited or Require Special Consideration
(i)Short Sales. You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve the Company’s securities. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in its prospects and an expectation that the value of its securities will decline.
(ii)Derivative or Hedging Transactions. You may not engage in derivative securities or hedging transactions, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities and the risks associated with holding its common stock. You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options and other compensatory equity awards issued to you by the Company).
(iii)Collateral. You may not use the Company’s securities as collateral for loans. You may not pledge the Company’s securities as collateral for loans. If you have previously pledged or collateralized your securities of the Company and do not unwind this pledge or collateral position by the end of the second full fiscal quarter following the Company’s initial public offering, you must contact the Chief Legal Officer.
(iv)Margin Accounts. You may not hold the Company’s common stock in margin accounts because your broker may sell securities held in the margin account during a blackout period.
(v)Pledge. You may not pledge or otherwise use the Company’s securities as collateral for a loan unless permitted pursuant to the Company’s Pledging Policy and in accordance with the pre-clearance review and approval process required thereby. For the avoidance of doubt, if you have pledged the Company’s securities as collateral for a loan as permitted pursuant to the Company’s Pledging Policy and in accordance with the pre-clearance review and approval process required thereby, any sale of such securities by the pledgee will not be deemed a transaction under this Policy.
(vi)Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved trading plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of material nonpublic information. We therefore discourage placing standing or limit orders on the Company’s securities. You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading in violation of this Policy.
5.Definition of “Material Nonpublic Information”
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain the Company’s common stock. Both positive and negative information may be material.
Information is “nonpublic” until it has been widely disseminated to the public (through, for example, an SEC filing, press conference or press release), and the public has had a chance to absorb and evaluate it. Generally speaking, information will be considered publicly disseminated for purposes of this policy at the start of the regular trading session following one full trading day after public announcement. Even after information has been publicly shared, you must wait until the opening of trading on the second full trading day after public disclosure before you can treat it as public. For example, if we announce material information through a press release after trading ends on Wednesday, the material information will not be considered public for purposes of insider trading until the opening of trading on Friday. Depending on the particular circumstances, we may determine that a longer waiting period should apply to the release of specific material nonpublic information.
Unfortunately, there is no bright-line rule on what would qualify as material nonpublic information; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. The following types of information are some examples of what could be considered material nonpublic information until publicly disclosed. Please note that this list is not exhaustive; there may be other types of information that would qualify as material information as well:
•financial results, financial condition, projections, key metrics, or forecasts;
•known or anticipated, but unannounced, earnings or losses;
•plans to launch new products or features or other significant market initiatives;
•the status of our progress toward achieving significant business or financial goals;
•significant developments involving business relationships with vendors, resellers or other current or prospective partners, including gain or loss of contracts;
•significant corporate events, such as a pending or proposed acquisition;
•public or private sales of our debt or equity securities;
•stock splits, dividends, or changes in dividend policy;
•the establishment of a repurchase program for our securities;
•major contract awards or cancellations;
•significant employee layoffs;
•a disruption in our operations or cybersecurity or other breach or unauthorized access of our property or assets, including our facilities and information technology infrastructure;
•tender offers or proxy fights;
•significant accounting restatements or write-offs;

•significant litigation or settlements, including positive or negative developments;
•impending bankruptcy;
•major product announcements and/or partnerships; or
•known but unannounced changes in our senior management or board of directors.
Financial information is particularly sensitive. For example, nonpublic information about the results of the Company’s operations for even a portion of a quarter might be material in helping an analyst predict the Company’s results of operations for the quarter.
Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.
When in doubt, you should assume that the information is both material and nonpublic. If you have any questions as to whether information should be considered material or nonpublic, please consult with a Compliance Officer.
6.When You May Trade in the Company’s Common Stock
Even if you are not in possession of any material nonpublic information, you may only trade in the Company’s common stock as follows:
(i)Open Trading Window. If you are an officer, director, employee, or other related individual of the Company, you may only engage in transactions involving the Company’s common stock during an open trading window. The Company’s trading window will typically open at the start of the second full trading day following the date that its quarterly financial results are publicly disclosed and continue through the end of the 15th calendar day of the 3rd month of the quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. the Company will notify you whenever a special blackout period goes into effect that applies to you. See “Company’s Blackout Periods” below.
Pre-Clearance. In addition, if you are a member of the Board or an executive officer of the Company, you must receive pre-clearance from a Compliance Officer for any proposed transaction by you or your Related Persons. This includes even proposed gifts involving the Company’s common stock or transfers for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities do not change. From time to time, a Compliance Officer may identify other persons who require pre-clearance on Schedule I hereto. A Compliance Officer may not engage in a transaction involving the Company’s common stock unless the other Compliance Officer has pre-cleared the transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
Please see the section titled “10b5-1 Plans” for information on trading under or entering into a 10b5-1 trading plan.

If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with the Company, as well as civil and criminal penalties as described in the section titled “Consequences of Insider Trading” below.
7.Company’s Blackout Periods
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
(a)Quarterly Blackout Periods
Except as discussed in the section titled “Exceptions to the Insider Trading Policy”, directors, officers, employees and agents may not engage in transactions involving the Company’s common stock during quarterly blackout periods. Quarterly blackout periods begin at the end of the 15th calendar day of the 3rd month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This defined period is a particularly sensitive time for transactions involving the Company’s common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Please note that a quarterly blackout period may commence early or may be extended if, in the judgment of the Compliance Officer, there exists undisclosed information that would make trades by persons subject to the quarterly blackout period inappropriate. It is important to note that the fact that a quarterly blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
(b)Special Blackout Periods
From time to time, the Company may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
The Company will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving the Company’s common stock until approved by the Compliance Officer.

(c)Regulation BTR Blackouts
Directors and executives may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive from engaging in certain transactions involving the Company’s securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or executive effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability.
The Company will notify directors and executives if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
8.Exceptions to the Insider Trading Policy
There are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
(a)Receipt, Vesting, and Exercise of Stock Awards
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered directly by the Company, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under the Company’s option plans. This exception applies solely to the receipt or forfeiture of equity awards or common stock to or from the Company. Transfers of shares or equity awards in the open market, including to cover tax withholding obligations, are addressed in Section 8(b) below and are subject to further limitations.
(b)Sale of Shares to Cover Tax Withholdings
The trading restrictions under this Policy do not apply to the sale of shares of the Company’s common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, if required by the Compliance Officer, prior to such sale you elect to sell such shares to cover tax withholding obligations in a manner approved by a Compliance Officer or such sale is effected pursuant to a sell-to-cover program mandated by the Company.
(c)Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options, or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
(d)Purchases from the Company’s Employee Stock Purchase Plan
The trading restrictions under this Policy do not apply to elections with respect to participation in any employee stock purchase plan or to purchases of the Company’s common stock under such plan. However, the trading restrictions do apply to subsequent sales of the Company’s common stock.
(e)Stock Splits, Stock Dividends and Similar Transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
(f)10b5-1 Plans
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into, amended, modified or terminated, when participants are not aware of material nonpublic information, during an open trading window (as described in Section 6(i)), meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) and meet those specific requirements or guidelines established by the Company for such plans. In addition, these trading plans, including any amendment, modification or termination, must be pre-approved, in writing, by a Compliance Officer or Compliance Officer’s delegate(s). Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.
Executives and directors, and persons identified on Schedule I hereto, are encouraged, should they wish to trade in the Company’s common stock, to do so via a 10b5-1 Plan, subject to such plan complying with Rule 10b5-1 and meeting those specific requirements or guidelines established by the Company for such plans, including as set forth in the Company’s 10b5-1 Plan Guidelines. Trading plans must be pre-approved by and filed with a Compliance Officer.
(g)Other Exceptions
Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Nominating and Corporate Governance Committee of the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.

9.Consequences of Insider Trading
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. the Company and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that the Company may prohibit a transaction from being completed to enforce compliance with this Policy.
10.How to Report Violations of the Insider Trading Policy
Please promptly report violations or suspected violations of this Policy to a Compliance Officer. You may also report via the Company’s EthicsPoint helpline at www.rubrik.ethicspoint.com.
11.Policy’s Duration
This Policy applies to you even after your relationship with the Company has ended. If you possess material nonpublic information when your relationship with the Company ends, you may not trade in the Company’s stock or the stock of other companies to which such information relates until the material nonpublic information is publicly known or is no longer material. Further, if you leave the Company during a quarterly blackout period, then you may not trade the Company’s securities until such quarterly blackout period has ended.
12.Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
13.Amendments
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable law.